                                                                      EXHIBIT 12
                                                                      ----------

                                 AMETEK, Inc.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                                   Year Ended December 31,
                                                 ----------------------------------------------------------
EARNINGS:                                          1992        1993          1994        1995        1996
                                                 ---------   ---------    ---------   ---------   ---------
   Income from continuing operations              $42,777     ($8,089)     $36,619     $43,757     $51,190
   Income tax expense (benefit)                    21,352      (4,472)      21,144      25,500      27,470
   Interest expense - gross                        20,197      18,580       22,295      20,317      19,670
   Capitalized interest                              (476)       (977)        (677)       (142)       (599)
   Amortization of debt financing costs               196         173        1,385       1,221         136
   Interest portion of rental expense(1)            1,210       1,467        1,466       1,633       2,097
                                                 ---------   ---------    ---------   ---------   ---------
      Adjusted earnings                           $85,256      $6,682      $82,232     $92,286     $99,964
                                                 =========   =========    =========   =========   =========


FIXED CHARGES:
   Interest expense, net of capitalized interest  $19,721     $17,603      $21,618     $20,175     $19,071
   Capitalized interest                               476         977          677         142         599
   Amortization of debt financing costs               196         173        1,385       1,221         136
   Interest portion of rental expense(1)            1,210       1,467        1,466       1,633       2,097
                                                 --------    --------     --------    --------    --------
      Fixed charges                               $21,603     $20,220      $25,146     $23,171     $21,903
                                                 ========    ========     ========    ========    ========

   RATIO OF ADJUSTED EARNINGS TO
                                                 --------    --------     --------    --------    --------
       FIXED CHARGES                                 3.9x         -   (2)     3.3x        4.0x        4.6x
                                                 ========    ========     ========    ========    ========

______________________________

(1)  Estimated to be 1/3 of total rent expense.
(2) Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $13.5 million.